                                     EXHIBIT 20.5

                                     TFC TEXTRON
              Textron Financial Corporation, Subsidiary of Textron Inc.

                         MANUFACTURER'S REPURCHASE AGREEMENT

     This Manufacturer's Repurchase Agreement (this "Agreement") in entered into between the undersigned manufacturer ("Manufacturer") and Textron Financial Corporation ("TFC").

                                       RECITALS

     A. Manufacturer sells various goods ("Goods") to retail dealers and wholesale distributors (in either case, "Dealers") who frequently desire to finance such purchases; and

     B. TFC is in the business of financing the acquisition of various goods by dealers and distributors generally.

                                      AGREEMENT

     In order to induce TFC to finance the acquisition of Goods by a Dealer and/or to induce TFC to refinance Goods already in the possession of a Dealer, Manufacturer agrees with TFC as follows:

     1. SALE OF GOODS; WARRANTIES OF MANUFACTURER. When a Dealer orders Goods from Manufacturer and requests that TFC finance the acquisition of such Goods, Manufacturer shall deliver to TFC an invoice identifying such Goods (the "Invoice") and the cost thereof to the purchasing Dealer (the "Invoice Cost"). By delivery of such Invoice to TFC, Manufacturer shall represent and warrant to TFC that:

          (a) Manufacturer has good title to such Goods and will, upon payment by TFC of the Net Invoice Cost therefor (as hereinafter defined), transfer title to such Goods to such Dealer free and clear of liens and encumbrances;

          (b) Such Goods are current models, are in unused condition and are free of defects;

          (c) The Invoice Cost of such Goods reflects a reduction for any applicable rebate or discount to such Dealer or Distributor and represents the true cost of such Goods to such Dealer;

          (d) Such Goods were ordered by such Dealer from Manufacturer (the "Order"), the Order was accepted by Manufacturer and such Dealer requested that TFC finance its acquisition of such Goods; and

          (e) Such Goods conform in all respects to the Order and will not be shipped to such Dealer prior to TFC's approval of such Invoice for payment.

In the event that TFC, with the approval of Manufacturer, refinances Goods already in the possession of a Dealer, Manufacturer shall reinvoice such Dealer for such Goods. Each such reissued invoice shall be considered an "Invoice" for purposes of this Agreement. By delivery of such an Invoice to TFC, Manufacturer shall make to TFC the representations and warranties set forth in Subparagraphs
(b) and (c) of this Paragraph with respect to the Goods identified thereon, and shall further represent and warrant to TFC that such Goods, as of the time of the reissuance of such Invoice, are free and clear of liens and encumbrances of all parties other than TFC.

     2. PAYMENT OBLIGATIONS. TFC will establish a credit limit for each Dealer approved by TFC for the extension of credit. Such credit limit shall NOT constitute a committed line of credit and TFC shall not be bound to finance any particular Goods. TFC shall be obligated to pay the Invoice Cost, less any discount applicable to TFC from time to time (the "Net Invoice Cost"), only for Invoices which TFC approves for payment.

     3. REPURCHASE OBLIGATIONS OF MANUFACTURER. Should TFC at any time repossess or otherwise come into possession of any Goods financed or refinanced by TFC for any Dealer (whether acquired by such Dealer from Manufacturer or from a distributor of such Goods), Manufacturer shall repurchase such Goods from TFC upon the following terms and conditions:

          (a) Manufacturer shall repurchase such Goods from TFC immediately upon receipt of notice from TFC that such Goods are in TFC's possession, wherever located and in whatever condition, without any express or implied warranties as to merchantability or fitness for a particular purpose;

          (b) The repurchase price for such Goods (the "Repurchase Price") shall be equal to: (i) the outstanding principal, owing to TFC by the applicable Dealer with respect to such Goods, plus (ii) all reasonable expenses incurred by TFC in connection with the repossession and/or storage of such Goods subject to a limit of $10.00 per unit of such Goods, minus
     (iii) amounts incurred by Manufacturer, if any, to

                    FIREPLACE MANUFACTURERS, INC. PROGRAM PROPOSAL

TFC is prepared to provide Fireplace Manufacturers, Inc. the following program for it's U.S. dealer base.

                                   ALL FMI PROGRAMS

     PRODUCT TYPE:                      Fireplaces.
     TITLE:                             New Inventory Financing.
     TERM:                              PAY AS SOLD PROGRAM (PAS) will be twelve
                                        months (360 days) and the SCHEDULED
                                        PAYMENT PROGRAM (SPP) will be three
                                        months (90 days).
     FINANCED AMOUNT:                   100% of invoice including freight.  On
                                        PAS program the freight is due at the
                                        first floorcheck or the first billing,
                                        whichever occurs first.
     REPAYMENT TERMS:                   PAY AS SOLD, with payments remittances
                                        weekly on principal amounts as units are
                                        sold.  SCHEDULED PAYMENT PROGRAM will be
                                        billed in equal monthly payments with
                                        the first payment due on the 15th of the
                                        month following the month of invoice
                                        purchase.
     INVOICE PROCESSING:                TFC will process invoices on a daily
                                        basis.  Proceeds will be within THE
                                        CHOSEN CHECKHOLD AS OUTLINED BELOW FROM
                                        THE INVOICE DATE or 3 days from invoice
                                        receipt, whichever is longer. Method of payment will be a TFC company check.

                            FMI FREE FLOORING PAS PROGRAM

     PREPAID PERIOD:                    90 days prepaid no interest to dealer.

     MANUFACTURER DISCOUNT
     OF PROCEEDS:                       A discount will be taken from the
                                        proceeds amount to pay for the first 90
                                        days of free flooring.  The discount
                                        will be determined by the checkhold
                                        option chosen below:

                                        Discount       Days Free    Checkhold
                                        --------       ---------    ---------
                                          2.25%         90 days      30 days

                       FMI FREE FLOORING PAS PROGRAM CONTINUED

     DEALER ADB RATE:                   Beginning on the 91st day through the
                                        360th day dealer will be billed monthly
                                        at the annual ADB rate of Actual Prime
                                        plus 5.50%.

                            FMI FREE FLOORING SPP PROGRAM

     PREPAID PERIOD:                    90 days prepaid no interest to dealer.
     MANUFACTURER DISCOUNT
     OF PROCEEDS:                       A discount will be taken from the
                                        proceeds amount to pay for the 90 days
                                        of free flooring.  The discount will be
                                        determined by the checkhold option
                                        chosen below:
                                        Discount       Days Free    Checkhold
                                        --------       ---------    ---------
                                          1.75%         90 days      15 days

                         NO FREE FLOORING PAS OR SPP PROGRAM

     DEALER RATE:                       Beginning on the invoice date through
                                        the 360th day dealer will be billed
                                        monthly at the annual ADB rate of Actual
                                        Prime plus 6.50%.

                                  PROGRAM CONDITIONS
                            (APPLICABLE TO BOTH PROGRAMS)

     PROGRAM MATURITY:                  PAS is due in full on the 361st day if
                                        not sold and paid previously.  SPP is
                                        due in full on the 91st day.
     DEALER MATURITY RATE:              If not paid in full on the maturity date
                                        the dealer interest rate will increase
                                        to the annual ADB rate of Actual Prime
                                        plus 8.50%.
     DEALER DEFAULT RATE:               21.00%.
     PRIME:                             As quoted in the Wall Street Journal,
                                        however if Actual Prime falls below
                                        8.00%, TFC reserves the right to review
                                        the program.

This proposal is conditional upon approval by Fireplace Manufacturers, Inc.

TFC anticipates that the foregoing program, once approved and established, will continue on the same terms and conditions. However, factors internal and external to TFC sometimes require modification of a program or its discontinuance. If TFC determines that this program must be modified or discontinued, TFC will endeavor to provide Fireplace Manufacturers, Inc. with sufficient notice in order to avoid any undue inconvenience to Fireplace Manufacturers, Inc. or its dealers.

ACKNOWLEDGED AND ACCEPTED:

FIREPLACE MANUFACTURERS, INC.


/s/ Jane Ann Iovine
-----------------------------------

Print Name:  Jane Ann Iovine
           ------------------------
Print Title:  V.P. Finance
            -----------------------
Date:     11/19/96
     ------------------------------


(11/18/96)